UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2014, Synergy Pharmaceuticals Inc. (the “Company”) entered into a second amended and restated employment agreement with Kunwar Shailubhai, Ph.D., which amended and restated his previous agreement dated April 6, 2004, as amended and restated on June 25, 2012. In his new agreement, Dr. Shailubhai agreed to serve as Chief Scientific Officer and Executive Vice President. The term of the agreement continues until June 25, 2016 and is automatically renewed for successive one year periods at the end of each term unless terminated by other party upon sixty (60) days prior written notice. Dr. Shailubhai’s base salary is now $300,000 per year. He is eligible to receive a cash bonus of up to 30% of his base salary per year at the discretion of the Compensation Committee of the Board of Directors of the Company. Dr. Shailubhai is also eligible to receive a realization bonus in the event that the Company enters into an out-license agreement for the Company’s technology or enters into a joint venture in which the Company contributes such rights to the joint venture where the enterprise value equals or exceeds a minimum of $250 million during the term of the agreement or the license fees the Company contracts to receive equals or exceeds $50 million. The realization bonus will be equal to the enterprise value in the case of a joint venture or financing or the sum of the license fees actually received multiplied by 0.2%. In addition, in the event the Company engages in a merger transaction or a sale of substantially all of our assets where (i) the Company’s enterprise value at the time of the merger or sale equals or exceed $400 million and the Company’s stockholders prior to consummation of the merger or sale beneficially own less than 20% of the stock of the surviving entity after consummation of the merger or (ii) the Company’s enterprise value at the time of the merger or sale or 12 months after the merger or sale equals or exceed $250 million and the Company’s stockholders prior to consummation of the merger or sale beneficially own 20% or more of the stock of the surviving entity after consummation of the merger, Dr. Shailubhai shall receive a bonus in an amount determined by multiplying the enterprise value by 1.0%.

If the employment agreement is terminated by the Company other than for cause or as a result of Dr. Shailubhai’s death or permanent disability or if Dr. Shailubhai terminates his employment for good reason which includes a change of control, Dr. Shailubhai shall receive (i) a severance payment equal to the higher of the aggregate amount of his base salary for the then remaining term of the agreement or twelve times the average monthly base salary paid or accrued during the three full calendar months preceding the termination, (ii)  immediate vesting of all unvested stock options and the extension of the exercise period of such options to the later of the longest period permitted by the Company’s stock option plans or ten years following the termination date, (iii)  payment in respect of compensation earned but not yet paid and (iv)  payment of the cost of medical insurance for a period of twelve months following termination.

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01.          Financial Statements And Exhibits.

(d) Exhibits.

10.1	Second Amended and Restated Employment Agreement, dated March 31, 2014, by and between Synergy Pharmaceuticals Inc. and Kunwar Shailubhai.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 3, 2014

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
President and Chief Executive Officer